Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Lydia Kremer
(760) 285-8047 or
Jones Agency (760) 325-1437
Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

RECORD THIRD QUARTER NET INCOME OF $1,078,000

PALM SPRINGS, CA: October 26, 2006 - Canyon Bancorp (OTCBB: CYBA) today announced record net income of $1,078,000 or $0.47 per diluted share for the third quarter ended September 30, 2006 – an increase of $138,000 or 14.7 percent compared to income of $940,00 or $0.44 per diluted share for the third quarter of 2005.

For the nine months ended September 30, 2006, Canyon Bancorp earned $3,087,000 or $1.34 per diluted share compared to $2,612,000 or $1.14 per diluted share for the same period of 2005, an increase of $475,000 or 18.2 percent.

Annualized return on average shareholders’ equity for the third quarter of 2006 was 19.10 percent, with an annualized return on average assets of 1.69 percent.

Other financial highlights for the third quarter 2006 compared to the same period in 2005:

•	Total assets increased $15.9 million or 6.8 percent to $248.0 million.

•	Net loans increased $39.3 million or 24.5 percent to $199.7 million.

•	Total deposits increased $11.0 million or 5.2 percent to $223.3 million.

•	Total shareholders’ equity increased by $4.5 million or 24.7 percent to $23.0 million.

•	Net interest margin for the third quarter 2006 was 6.44 percent compared to 6.09 percent for the same period in 2005.

“The above financial highlights for the third quarter 2006 confirm that Canyon Bancorp continues to attain stellar financial results with steady growth combined with strong performance,” said President and CEO Stephen G. Hoffmann.

(more-more-more)

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

(more-more-more)

CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	9/30/2006 (Unaudited)	12/31/2005 (Audited)	9/30/05 (Unaudited)
Assets
Cash and cash equivalents	$13,212	$27,576	$33,327
Interest-bearing deposits in other financial institutions	3,000	3,400	3,500
Investment securities available for sale	22,617	24,702	26,858
Federal Home Loan Bank and Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,540	1,412	1,261
Loans held for sale	—	782	—
Loans receivable, net	199,747	171,833	160,496
Furniture, fixtures and equipment	4,593	4,444	4,397
Income tax receivable	—	69	225
Deferred tax asset	1,632	1,384	941
Other assets	1,699	3,638	1,175

Total Assets	$248,040	$239,240	$232,180

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$82,909	$85,142	$84,356
NOW accounts	7,940	8,271	11,528
Savings and money market	78,266	89,642	88,909
Time certificate of deposits	54,233	35,471	27,588

Total Deposits	223,348	218,526	212,381

Other Liabilities	1,729	1,263	1,378

Total Liabilities	225,077	219,789	213,759

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; authorized 10,000,000 shares; 2,191,885, 2,160,655 and 2,054,565 shares issued and outstanding as of September 30, 2006, December 31, 2005, and September 30, 2005, respectively [1]	17,621	5,402	5,136
Additional paid-in capital	—	11,888	9,424
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(140)	(234)	(182)
Retained earnings	5,482	2,395	4,043

Total Stockholders’ Equity	22,963	19,451	18,421

Total Liabilities and Stockholders’ Equity	$248,040	$239,240	$232,180

[1]	On June 30, 2006 Canyon National Bank's Plan of Reorganization was consummated to form a bank holding company, Canyon Bancorp. On the date of consummation, 2,180,479 shares of Canyon National Bank, $2.50 par value, were exchanged for the same number of shares of Canyon Bancorp, no par value. Shares outstanding prior to June 30, 2006 were issued by Canyon National Bank.

(more-more-more)

CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and nine months ended September 30, 2006 and 2005

(Dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Interest income:
Loans receivable	$4,528	$3,347	$12,508	$9,369
Federal funds sold	164	126	646	298
Interest bearing deposits in other financial institutions	31	29	119	57
Investment securities available for sale	239	228	714	699

Total Interest Income	4,962	3,730	13,987	10,423
Interest expense on deposits and other borrowings	1,134	534	2,875	1,335

Net Interest Income	3,828	3,196	11,112	9,088
Provision for loan losses	100	150	425	450

Net Interest Income After
Provision for Loan Losses	3,728	3,046	10,687	8,638

Noninterest income:
Service charges and fees	144	124	423	381
Loan related fees	130	135	431	345
Lease administration fees	299	268	974	871
Automated teller machine fees	149	135	448	453
Net gain (loss) on disposition of fixed assets	—	—	(3)	(5)

Total Noninterest Income	722	662	2,273	2,045

Noninterest expenses:
Salaries and employee benefits	1,373	1,130	4,075	3,270
Occupancy and equipment expense	392	313	1,087	952
Professional fees	102	67	268	223
Data processing	138	106	401	334
Marketing and advertising expense	99	87	320	261
Director and shareholder expense	112	75	364	263
Other operating expense	396	333	1,218	945

Total Noninterest Expenses	2,612	2,111	7,733	6,248

Earnings before income taxes	1,838	1,597	5,227	4,435
Income Tax Expense	760	657	2,140	1,823

Net earnings	$1,078	$940	$3,087	$2,612

Earnings Per Share:
Basic	$0.49	$0.44	$1.42	$1.23
Diluted	$0.47	$0.44	$1.34	$1.14

Weighted Average Shares Outstanding:
Basic	2,184,944	2,149,249	2,175,842	2,130,762
Diluted	2,295,595	2,169,031	2,297,835	2,279,366

(more-more-more)

CANYON BANCORP & SUBSIDIARY

Selected Ratios

Unaudited

	Three Months Ended [1]		Nine Months Ended [1]
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Return on average equity	19.10%	20.71%	19.42%	20.63%
Return on average assets	1.69%	1.65%	1.66%	1.57%
Yield on interest earning-assets	8.35%	7.11%	8.12%	6.85%
Cost of interest-bearing liabilities	3.26%	1.74%	2.85%	1.49%
Net interest margin	6.44%	6.09%	6.45%	5.97%
Non-interest income / average assets	1.13%	1.16%	1.22%	1.23%
Non-interest expense / average assets	4.10%	3.70%	4.16%	3.76%
Net non-interest expense / average assets	2.97%	2.54%	2.94%	2.53%
Net charge-offs/(recoveries) to average loans	0.01%	-0.02%	0.00%	0.02%

	as of:
	9/30/2006	12/31/2005	9/30/2005
Capital to assets ratio	9.26%	8.13%	7.93%
Allowance for loan losses / gross loans	1.65%	1.67%	1.78%
Loan to deposit ratio	89.4%	78.6%	75.6%
Adversely classified loans to gross loans	2.0%	1.2%	1.2%
Demand deposit accounts / total deposit accounts	37.1%	39.0%	39.7%
Book value per share [2]	$10.48	$9.00	$8.54

[1]	Interim periods annualized

[2]	Restated for past stock dividends and splits